                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-12

                        Suburban Lodges of America, Inc.
       ------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               Raymond A.D. French
                                 Paul R. Coulson
                        Sharwell Securities Trading Ltd.
                                Kappa Alpha Ltd.
                          Hibernian Investment Managers
                        Yeoman International Holdings S.A
       ------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of class of securities to which transaction applies:

    -------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    -------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    -------------------------------------------------------------------------

    (5) Total fee paid:

    -------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fees was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    -------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    -------------------------------------------------------------------------

    (3) Filing Party:

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    (4) Date Filed:

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


PRELIMINARY COPY



                        PROXY STATEMENT IN OPPOSITION TO
                  THE SOLICITATION BY THE BOARD OF DIRECTORS OF
                        SUBURBAN LODGES OF AMERICA, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held on May 17, 2001


        This Proxy Statement and the accompanying GOLD proxy card are being furnished in connection with the solicitation of proxies by Raymond A. D. French, Paul R. Coulson, Sharwell Securities Trading Ltd. ("Sharwell"), Kappa Alpha Ltd. ("Kappa Alpha"), Hibernian Investment Managers Ltd.("Hibernian"), and Yeoman International Holdings S.A. ("Yeoman," and collectively with Raymond A.
D. French, Paul R. Coulson, Sharwell, Kappa Alpha, and Hibernian the "Soliciting Shareholders"), to be used at the Annual Meeting of Shareholders of Suburban Lodges of America, Inc., a Georgia corporation ("Suburban" or the "Company"), to be held at The Cobb Galleria Centre, Room 119, Two Galleria Parkway N.W., Atlanta GA 30339 at 10:00 a.m. (local time) on May 17, 2001, and any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the accompanying Gold proxy card are first being sent to shareholders on or about [_____]. According to the Company's proxy materials, the Company's Board of Directors (the "Board") has set March 29, 2001 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

        Shareholders of the Company will be asked at the Annual Meeting to consider and vote upon the election of two directors whose terms will expire in 2004. The Soliciting Shareholders are soliciting your proxy in support of the election of its two nominees to the Board, Mr. Raymond A. D. French and Mr. Paul
R. Coulson (the "Nominees"). The Soliciting Shareholders have nominated the Nominees so that the Board will consider taking various actions to maximize shareholder value. Such actions would include, among other things, a cessation of any further investment in the HotelTools Internet start-up and a potential sale of either the Company or its real estate assets.

        The Company currently has five directors, divided into three classes serving staggered three-year terms. The Company's common stock, par value $.01 per share (the "Common Stock"), is the only class of security entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of Common Stock held of record by such stockholder as of the close of business on March 29, 2001. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting, assuming the presence of a quorum. A quorum is present when the holders of a majority of the voting shares outstanding on the record date are present at a meeting in person or by proxy. Abstentions and broker non-votes will be included in determining whether a quorum is present at a meeting, but will not have an effect on the outcome of a vote for directors. Shares of Common Stock may not be voted cumulatively.

        If you wish to vote for the Nominees, you may do so by completing and returning a Gold proxy card. All shares represented by Gold proxy cards that are received prior to the Annual Meeting and are not subsequently revoked will be voted, and voted in accordance with the directions specified in the Gold proxy card. In the event no directions are specified, Gold proxy cards that are not revoked will be voted FOR the Nominees. Should any Nominee decline or prove unable to serve as a director at the time of the Annual Meeting, proxies voted FOR the Nominee and that are not revoked will be voted for any nominee who may be designated by the Soliciting Shareholders to fill the vacancy. Each of the Nominees has consented to being named in this Proxy Statement and to serve if elected. To the knowledge of the Soliciting Shareholders, as of the date this Proxy Statement is mailed to shareholders no Nominee intends to decline service as a director or will prove unable to serve as a director.

        Discretionary authority is provided in the Gold proxy card as to matters incident to the conduct of the Annual Meeting and matters which the Soliciting Shareholders do not know, as of the date this Proxy Statement is mailed to shareholders, are to be presented at the Annual Meeting. Discretionary authority will be exercised in accordance with Rule 14a-4 under the Securities Exchange Act of 1934, as amended. The Soliciting Shareholders are not aware of any matters to be considered and voted on at the Annual Meeting other than the election of directors.

        Any shareholder who has executed and returned a proxy, whether solicited by the Board or the Soliciting Shareholders, may revoke it at any time before the proxy is voted. A proxy may be revoked by sending a written revocation of such proxy to the Soliciting Shareholders or the Secretary of the Company, by submitting another proxy with a later date marked on it or by appearing in person at the meeting and voting. Attendance at the meeting will not, by itself, revoke a proxy. There is no limit on the number of times that a shareholder may revoke a proxy prior to the Annual Meeting. Only the latest dated proxy card will be counted.


IF YOU HAVE ALREADY SENT A PROXY CARD TO THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE FOR THE NOMINEES OF THE SOLICITING SHAREHOLDERS BY SIGNING, DATING AND MAILING THE ACCOMPANYING GOLD PROXY CARD IN THE ENVELOPE PROVIDED.

IF YOUR SHARES OF COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK NOMINEE OR OTHER INSTITUTION, ONLY IT CAN SIGN A PROXY WITH RESPECT TO YOUR SHARES. TO ENSURE THAT YOUR SHARES ARE VOTED, YOU SHOULD PROVIDE APPROPRIATE INSTRUCTIONS TO THE PERSON RESPONSIBLE FOR YOUR ACCOUNT.

                          REASONS FOR THE SOLICITATION

        The Soliciting Shareholders have nominated Mr. Coulson and Mr. Raymond
A. D. French for election to the Board, because they believe that the present Board and management have failed to maximize shareholder value.

                In particular, the Soliciting Shareholders believe that:

                (1) the Company has produced poor operating results, primarily as a result of rapid growth in corporate-level operating expenses;

                (2) the Board and management have allowed the Company's HotelTools Internet start-up to become a major cash drain, which is hidden by the accounting treatment they have chosen for this investment; and

                (3) the Board and management have failed to aggressively pursue opportunities


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

                for shareholders to realize the Company's underlying asset values, through a sale of the Company or or its real estate assets.

        In an effort to change the Board's policies on these matters, the Soliciting Shareholders have nominated Mr. Raymond A. D. French and Mr. Coulson for election to the Board at the Annual Meeting.

        The management's candidates for re-election to the Board --- James Kuse and Michael McGovern--- are both long-time business associates of the Company's CEO, David E. Krischer, and they and and Mr. Kuse's son, Michael, have had extensive dealings with the Company both before and after the Company's initial public offering ("IPO"). According to disclosures in the Company's SEC filings, Mr. McGovern and Mr. Kuse's son, Michael, or corporations they controlled, borrowed money from the Company or sold properties to the Company in every year from 1997 through 1999 and received total sales proceeds, including debt assumption, of over $9,000,000. Mr. Kuse and Mr. McGovern serve on both the Audit Committee and the Compensation Committee. Under Nasdaq rules, the
Audit Committee is supposed to be comprised entirely of independent directors, and the Board is supposed to have determined that the members of the Audit Committee are free from any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Soliciting Shareholders believe that the business relationships that Mr. Kuse, his son Michael and Mr. McGovern have with the Company should have disqualified them from serving on the Audit Committee, and that Mr. Kuse and Mr. McGovern cannot be expected to work for change in the Company's policies or strategic direction.

        The Soliciting Shareholders believe that by electing Mr. Coulson and Mr. Raymond A. D. French, shareholders can give the Company for the first time a majority of truly independent directors, with no interest other than to maximize shareholder value. To the best of the Soliciting Shareholders' knowledge, the third non-management member of the Board, Mr. John W. Spiegel, has no personal business ties with the Company's existing management. The Soliciting Shareholders believe that with Mr. Coulson, Mr. French and Mr. Spiegel giving the Company a majority of independent directors, it will be possible to work with the other directors and management to improve the Company's performance and change its strategic direction.

        The only stake that the Soliciting Shareholders and their nominees have in this proxy contest is to make the Company's stock more valuable. If they are elected, Mr. Coulson and Mr. Raymond A. D. French intend to ask the Board to reimburse the costs related to their proxy solicitation, including the preparation of their Schedule 13D, but they do not intend to accept any fees or other remuneration for serving on the Board.

        The Soliciting Shareholders believe that the poor performance of the Common Stock since the IPO makes a compelling case for changing the Company's policies. In May 1996, the Company completed an initial public offering at $17 per share. In November 1996, the Company completed a second equity offering at $18.75 per share. In October 1997, the Company completed a third equity offering at $25.50 per share. Since these offerings, the Company has not paid one penny in dividends or distributions on the Common Stock. As of April 19, 2001, the Common Stock was trading at $6.55 per share. As of April 19, 2001, each invested dollar in the IPO was worth 39 cents, each invested dollar in the second equity offering was worth 35 cents, and each invested dollar in the third equity offering was worth 26 cents. This poor five-year performance has occurred during a time of unprecedented economic growth and prosperity in the US economy.



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
        Conversely, many other US public hotel companies have created value for their shareholders over this period. One dollar invested in the 'Russell 3000 - Hotel/Motel Industry Index' at the end of the second quarter 1996 was worth $1.21 at the end of the first quarter 2001; one dollar invested in the Common Stock over the same period was worth 24 cents. The current management group has presided over the Company's capital allocation and strategic direction decisions throughout this period of poor performance. Further, as the Company's April 12 press release makes clear, this same management group has elected to continue with its failed strategies and has rejected the alternative of pursuing a strategic transaction that the Soliciting Shareholders believe would offer the promise of unlocking the Company's asset values for shareholders.

        The Soliciting Shareholders believe that the poor performance of the Common Stock reflects the market's loss of confidence in management's ability or commitment to produce good operating results. The Company's return on average equity in 2000 was only 2.53%. The Net Operating Income (NOI) margin for the Company's owned hotels (defined as the difference between Hotel Revenues and Hotel Operating Expenses, divided by Hotel Revenues) has steadily eroded since the Company's IPO; for 1997 the NOI margin was 48.7%, whereas by year 2000 it had fallen to 45.5%. In each of the three years prior to the Company's IPO, including full year 1996, the NOI margins were over 50%. The Soliciting Shareholders believe that this erosion in operating margins has been caused by a consistently higher growth rate of same-property Hotel Operating Expenses relative to same-property Hotel Revenues. In addition, an even more serious cause of the deterioration of the Company's operating results has been the rapid growth in Corporate Operating Expenses relative to the growth in the Company's Total Revenues. In 1997, the Company's Corporate Operating Expenses of $2,254,000 equated to 9.72% of the Company's Total Revenues. By 2000, the Company's Corporate Operating Expense had jumped to $10,998,000, equating to 14.61% of year 2000 Total Revenues.

        Even these results, dismal as they are, understate the seriousness of the Company's problems because they exclude the effects of the Company's expenditures on HotelTools, an Internet startup. In 2000, the HotelTools losses, which are fully funded by loans from the Company, approximated $8,000,000. This loss would have virtually wiped out the Company's entire 2000 Net Income, which was $8,483,000 before income taxes and $5,263,000 after income taxes, if HotelTools had been consolidated with the Company. The Board managed to avoid showing these losses on the Company's financial statements by structuring its investment as a loan-plus-warrants (the warrants have a nominal exercise price), rather than as stock. However, the Soliciting Shareholders believe that the Company suffered the economic effects of these losses as much as if HotelTools had been accounted for as a wholly owned subsidiary; shareholders of the Company will bear the full brunt of a failure at HotelTools. A further implication of the way in which the HotelTools investment is structured is that it has created minimal disclosure requirements for HotelTools activities and financials in the Company's public filings. Management has indicated to investors that it plans to sink another $7,000,000 into HotelTools in 2001.

        If the Nominees are elected to the Board, they would press for a program of dramatic and comprehensive expense reductions with the goal of rapidly improving the Company's operating margins. This would include a cessation of any further investment in HotelTools. If there is value in this investment, management can demonstrate that value by finding a buyer for both the Company's HotelTools loan and warrants. In addition to ceasing any further investment in HotelTools, the Nominees would also seek to end, or find a strict business rationale for, costly perks and frills such as the Company's opulent headquarters offices. The Nominees would also insist on a major review of the Company's staffing requirements at both the hotel-operating and



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
corporate levels. According to the Company's 2000 10K, the Company employed 760 persons at year-end 2000.

        Most importantly, the Nominees would ask the Board to reconsider the decision, reflected in the Company's April 12 press release that it would not pursue such strategic alternatives as a sale of the Company or its real estate assets. The Soliciting Shareholders believe that when a corporation's stock performance and operating results have been as poor as the Company's have been, a review of strategic alternatives should be conducted under the supervision of a board or committee including a majority of independent directors. The Soliciting Shareholders believe that with the exception of Mr. Spiegel, the present Board lacks the requisite independence. Therefore, if the Nominees are elected they would ask the Board to re-evaluate its review of strategic alternatives, with the aim of engaging in a transaction or transactions that would produce substantially more value for shareholders than its present stock price.

        The Soliciting Shareholders believe that the modest stock repurchase program, funded primarily by sales of development sites, which was announced in the April 12 press release, is an inadequate substitute for such a strategic transaction and will leave shareholders without a means of realizing the Company's underlying asset values. The Soliciting Shareholders believe that not only will the Company's stock repurchases fail to deliver the benefits to shareholders of a strategic transaction, these stock repurchases could have the harmful effect of entrenching management and the Board. According to the Company's proxy statement, the directors and executive officers as a group own 30% of the Common Stock. Every share that the Company buys back increases the percentage interest held by Mr. Krischer and his associates. At some point, their stock ownership may get so large that it will be impossible for public shareholders to elect a Board committed to a policy of maximizing shareholder value. The Soliciting Shareholders believe that the shareholders need to change the composition of the Board before the Company passes the point of no return.

        The Soliciting Shareholders believe that sales of individual assets can be a means of maximizing shareholder value, but only if there is an aggressive program to sell all of the Company's owned hotels as well as the hotel development parcels that the Company has said are for sale. If the Company does complete these asset sales, the Soliciting Shareholders believe that the proceeds should be distributed to shareholders through special distributions. Following such distributions, shareholders would continue to own their shares of Common Stock. Post-distribution, the Company would be made up of its franchise/management business and its notes receivable. While there is no assurance of the amount of distributable proceeds that would be generated by such a program of asset sales, the Soliciting Shareholders believe that the benefits of such sales to the Company's shareholders would be so great that the Board should aggressively pursue such a program to determine whether it can be accomplished.

        If the asset sales program were not feasible within a reasonable period of time, the Nominees would seek to have the Board retain an investment banker, not merely to review strategic alternatives, but to pursue a sale of the Company with the goal of obtaining a premium for shareholders over the current market price of the Common Stock, if such a transaction can be accomplished.

        Finally, the Nominees would seek to have the Company adopt a corporate governance structure that gives shareholders a stronger voice in major decisions about the Company's future. The Company has a staggered board and a poison pill. The Soliciting Shareholders believe that these provisions have the effect of both entrenching management and discouraging potential buyers from making an acquisition offer that might be favored by stockholders but opposed by management and the Board. As a first step, the Nominees would ask the Board to allow shareholders to vote on the elimination of the staggered board. This action alone could greatly encourage potential buyers to approach the Company.

                           THE SOLICITING SHAREHOLDERS

        Raymond A. D. French is an investment advisor specializing in undervalued public companies. He has experience in commercial real estate appraisal/investment and previously served as a Portfolio Manager for a New York-based real estate stock hedge fund. Mr. French seeks to take an active approach to his and his investors' public company holdings, so as to realize underlying asset values for shareholders. Mr. French is a graduate of Trinity College, Dublin, Ireland (Economics and Philosophy, with double honors) and has an MS in Real Estate Development from Columbia University in New York City. Mr. French has the sole power to vote or to direct the vote, and to dispose of or to direct the disposition of, 307,362 shares of Common Stock held for the benefit of certain managed accounts. Of these shares, 254,066 are held for the benefit of certain managed accounts of Raymond A.D. French's parents, Raymond J. R. French and Alys G. C. French. Investors in managed accounts have the right to participate in the receipt of dividends from, or proceeds from the sale of, securities held by their accounts. Mr. French also has shared power to dispose or direct the disposition of 458,238 shares of Common Stock pursuant to the arrangements described below under "Contracts, Arrangements and Understandings Among the Soliciting Shareholders."

        Kappa Alpha is a corporation organized under the laws of the Isle of Man with its principal office and business at International House, Castle Hill, Victoria Road, Douglas, Isle of Man. Kappa Alpha is an investment company that seeks to invest in undervalued securities. Since 1994, Raymond J. R. French has served as Chairman of Kappa Alpha. Shareholders of Kappa Alpha include a number of large UK and Irish financial institutions. Kappa Alpha owns 121,234 shares of Common Stock. Pursuant to the arrangements described below under "Contracts, Arrangements and Understandings Among the Soliciting Shareholders," Kappa Alpha has the sole power to vote or to direct the vote, and shared power to dispose of or to direct the disposition of, these shares of Common Stock.

        Sharwell is a corporation organized under the laws of Jersey with its principal offices and business at 22 Grenville Street, St. Helier, Jersey, Channel Islands JE2 3WQ. Sharwell is an investment holding company and a wholly-owned subsidiary of Yeoman. Sharwell owns 197,000 shares of Common Stock

        Yeoman is a corporation organized under the laws of Luxembourg with its principal office and business at 6 Rule Adolphe Fischer, L-1520 Luxembourg. Yeoman is a diversified investment holding company. Yeoman, through various subsidiaries, is a major shareholder in several Irish public and private companies, including Ardagh plc (a glass container manufacturer). In 1999, Ardagh plc acquired Rockware Group (a UK-based, glass container manufacturer) for 240 million British Pounds. Mr. Coulson is Chairman and Chief Executive of Yeoman International S. A. and Chairman of Ardagh plc.

        Pursuant to the arrangements described below under "Contracts, Arrangements and Understandings Among the Soliciting Shareholders," Yeoman and Sharwell (its wholly owned



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

subsidiary) have the sole power to vote or to direct the vote, and shared power to dispose of or to direct the disposition of, their 197,000 shares of Common Stock

        Hibernian is an investment advisor and an Irish-based subsidiary of CGNU plc. Hibernian is a corporation organized under the laws of Ireland and its offices are located at Haddington Road, Dublin 2 Ireland. Hibernian provides investment management services for insurance, pension, unit linked and other clients in Ireland and manages in excess of five billion Irish Pounds (over US$5 billion). Hibernian is the beneficial owner of 139,914 shares of Common Stock in client accounts. Pursuant to the arrangements described below under "Contracts, Arrangements and Understandings Among the Soliciting Shareholders," Hibernian has the sole power to vote or to direct the vote, and shared power to dispose of or to direct the disposition of, these shares of Common Stock.

                CONTRACTS, ARRANGEMENTS, AND UNDERSTANDINGS AMONG
                          THE SOLICITING SHAREHOLDERS

        Raymond A. D. French acts as an investment adviser to the other Soliciting Shareholders. He also exerts control over the disposition of shares under agreements with Kappa Alpha, Yeoman and Hibernian which provide that Kappa Alpha, Yeoman and Hibernian (the "Investors") may "trade in [Common Stock] only with Raymond A. D. French's prior approval." These agreements further provide that "[a]ll buy and sell decisions relating to [their investment] must be unanimously agreed to" by the Investors and Raymond A. D. French.

        In addition, Raymond A. D. French, Raymond J. R. French, and Yeoman have entered into certain agreements with Hibernian and Kappa Alpha pursuant to which 20% of the net profit resulting from Hibernian and Kappa Alpha's investment in the Common Stock is payable as a fee, 65% to Messrs. French and 35% to Yeoman. Furthermore, Messrs. French have an agreement with Yeoman pursuant to which 20% of the net profit resulting from Sharwell's investment in the Common Stock is payable as a fee, 65% to Messrs. French and 35% to Yeoman.

        Except as set forth in this Proxy Statement or in the Schedules hereto, to the best knowledge of the Soliciting Shareholders, no participant in this solicitation or any associate thereof (i) owns beneficially, directly or indirectly, or has the right to acquire, any securities of the Company or any parent or subsidiary of the Company, (ii) owns any securities of the Company of record but not beneficially, (iii) has purchased or sold any securities of the Company within the past two years, (iv) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (v) is or has been a party to any contract, arrangement or understanding with respect to any securities of the Company within the past year, (vi) has been indebted to the Company or any of its subsidiaries since the beginning of the Company's last fiscal year or (vii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will or may be a party. In addition, to the best knowledge of the Soliciting Shareholders, none of the participants and any associate or immediate family member of any participant has had or is to have a direct or indirect material interest in any transaction with the Company since the beginning of the Company's last fiscal year, or any proposed transaction, to



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
which the Company or any of its affiliates was or is a party.

                                  THE NOMINEES

        Raymond A.D. French, age 31, is an investment advisor who seeks to invest in securities of undervalued public companies. Mr. French's address is 350 West 50th Street, 23F, New York, New York 10019. From early 1997 through early 1999, Mr. French served as a portfolio manager with Basswood Partners in New York, New York. Prior to that time he was a consultant and student, including working as a graduate student intern at Reichmann International LP from January through May of 1995. Mr. French received his Bachelors Degree from Trinity College in Dublin, Ireland, and a Masters Degree in Real Estate Development from Columbia University. Mr. French has no criminal history and no involvement in past, present or, to Mr. French's knowledge, threatened litigation or administrative proceedings.

        Paul R. Coulson, age 48, has been the Chief Executive Officer of Yeoman and Yeoman International Group, Ltd. since 1982. Mr. Coulson's business address is c/o Yeoman International Group, Richview Office Park, Clonskeagh, Dublin 14, Ireland. Mr. Coulson also serves as the Chairman of Ardagh plc, whose common stock is 19% owned by Yeoman, and serves as a director of Voluntary Health Insurance Ltd., an Irish government-owned health care insurer. Mr. Coulson received his Bachelors Degree in Business Studies from Trinity College in Dublin and he is a fellow of the Institute of Chartered Accountants in Ireland. Mr. Coulson has no criminal history and no involvement in past, present or, to Mr. Coulson's knowledge, threatened litigation or administrative proceedings, other than his involvement as a plaintiff in ordinary routine litigation incidental to his business, none of which is related to the Company.

                        BENEFICIAL OWNERSHIP BY NOMINEES

        The following table sets forth information with respect to Common Stock beneficially owned by each Nominee as of the close of business on April 12, 2001. Percentage figures are computed on the basis of 12,003,570 shares of Common Stock outstanding as of March 23, 2001, as specified in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2000.


Name                          Number of Shares     Approximate Percentage of Outstanding Shares
----                          ----------------     --------------------------------------------
Raymond A. D. French               765,600                               6.4%


Paul R. Coulson                       0                                   0


                             SOLICITATION PROCEDURES

                Proxies may be solicited by mail advertisement, telephone, telecopier or in person. Solicitation will be made by Raymond A. D. French and Mr. Coulson, who will receive no additional compensation for such solicitation. Proxies will be solicited from individuals, brokers, banks,



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
bank nominees and other institutional holders. Mr. French and Mr. Coulson have requested that banks, brokerage houses and other custodians, nominees and fiduciaries forward all solicitation materials to the beneficial owners of the shares they hold of record. The Soliciting Shareholders will reimburse these record holders for their reasonable out-of-pocket expenses.


                In addition, the Soliciting Shareholders have retained Mackenzie Partners to solicit proxies in connection with the Annual Meeting. The Proxy Solicitor will employ approximately [ ] people in its efforts. Costs incidental to this solicitation include expenditures for printing, postage, legal and related expenses and are expected to be approximately [ ] The total costs incurred to date in connection with this solicitation are [___].

                YOUR VOTE IS IMPORTANT. IT WILL HELP DECIDE WHETHER THE SHAREHOLDERS WILL HAVE AN ADEQUATE VOICE IN THE AFFAIRS OF THE COMPANY. PLEASE MARK, SIGN AND DATE THE ENCLOSED GOLD PROXY CARD AND RETURN IT PROMPTLY IN THE PROVIDED POSTAGE-PAID ENVELOPE.

                                        Raymond A. D. French
                                        Paul R. Coulson
                                        Sharwell Securities Trading Ltd.
                                        Kappa Alpha Ltd.
                                        Hibernian Investment Managers Ltd.
                                        Yeoman International Holdings S.A.

                                   SCHEDULE I

                The following table sets forth information with respect to all purchases and sales by the participants in this solicitation and their associates (collectively, the "Participants") during the past two years. Except as set forth below, the Participants have not purchased or sold securities of the Company within the past two years. Prior to April 4, 2001, Raymond A. D. French purchased certain shares of Common Stock with funds borrowed in the ordinary course of his business activities from margin accounts. As of the date hereof, $205,940 was outstanding in the margin account for all purchases, including purchases of Common Stock.


Purchase Date               No. of Shares         Name of Purchaser
-------------               -------------         -----------------

1/1/00                          3,000             Raymond A. D. French
1/11/00                         1,000             Raymond A. D. French
1/18/00                          600              Raymond A. D. French
1/19/00                         1,400             Raymond A. D. French
2/4/00                          2,600             Raymond A. D. French
2/7/00                          1,000             Raymond A. D. French
3/8/00                          3,400             Raymond A. D. French
6/16/00                        10,000             Raymond A. D. French
6/21/00                         3,600             Raymond A. D. French
6/21/00                         5,000             Raymond A. D. French
8/700                           9,800             Raymond A. D. French

Purchase Date               No. of Shares         Name of Purchaser
-------------               -------------         -----------------

4/6/01                          1,680             Raymond A. D. French
4/9/01                           300              Raymond A. D. French
4/10/01                         3,339             Raymond A. D. French
4/11/01                         1,958             Raymond A. D. French
4/12/01                         4,619             Raymond A. D. French
3/09/00                         1,000             Raymond J. R. French and Alys G.C. French
3/09/00                           100             Raymond J. R. French and Alys G.C. French
3/09/00                           400             Raymond J. R. French and Alys G.C. French
3/09/00                         1,000             Raymond J. R. French and Alys G.C. French
3/09/00                         1,000             Raymond J. R. French and Alys G.C. French
3/09/00                         3,000             Raymond J. R. French and Alys G.C. French
3/09/00                         6,500             Raymond J. R. French and Alys G.C. French
3/09/00                         1,500             Raymond J. R. French and Alys G.C. French
3/09/00                         2,500             Raymond J. R. French and Alys G.C. French
3/09/00                         1,000             Raymond J. R. French and Alys G.C. French
3/09/00                         1,000             Raymond J. R. French and Alys G.C. French
3/09/00                         2,000             Raymond J. R. French and Alys G.C. French
3/09/00                         2,000             Raymond J. R. French and Alys G.C. French
3/09/00                         2,000             Raymond J. R. French and Alys G.C. French
3/14/00                         1,000             Raymond J. R. French and Alys G.C. French
3/15/00                         1,000             Raymond J. R. French and Alys G.C. French
3/15/00                         2,000             Raymond J. R. French and Alys G.C. French
3/15/00                         2,000             Raymond J. R. French and Alys G.C. French
3/15/00                         1,000             Raymond J. R. French and Alys G.C. French
3/15/00                           500             Raymond J. R. French and Alys G.C. French
3/16/00                         1,000             Raymond J. R. French and Alys G.C. French
3/20/00                         2,500             Raymond J. R. French and Alys G.C. French
3/21/00                         1,100             Raymond J. R. French and Alys G.C. French
3/21/00                        10,000             Raymond J. R. French and Alys G.C. French
3/22/00                         5,000             Raymond J. R. French and Alys G.C. French
3/22/00                        10,000             Raymond J. R. French and Alys G.C. French
3/22/00                        10,000             Raymond J. R. French and Alys G.C. French
3/24/00                         7,500             Raymond J. R. French and Alys G.C. French
3/24/00                         2,500             Raymond J. R. French and Alys G.C. French
3/24/00                        10,000             Raymond J. R. French and Alys G.C. French
3/24/00                         5,000             Raymond J. R. French and Alys G.C. French
3/24/00                        10,000             Raymond J. R. French and Alys G.C. French
3/27/00                        10,000             Raymond J. R. French and Alys G.C. French
3/28/00                        13,000             Raymond J. R. French and Alys G.C. French
3/30/00                         1,000             Raymond J. R. French and Alys G.C. French
3/30/00                         7,000             Raymond J. R. French and Alys G.C. French
3/31/00                         2,500             Raymond J. R. French and Alys G.C. French
3/31/00                         7,500             Raymond J. R. French and Alys G.C. French
4/04/00                         3,000             Raymond J. R. French and Alys G.C. French
4/04/00                         2,000             Raymond J. R. French and Alys G.C. French
4/13/00                        10,000             Raymond J. R. French and Alys G.C. French
5/17/00                        25,000             Raymond J. R. French and Alys G.C. French
6/07/00                         7,300             Raymond J. R. French and Alys G.C. French
6/08/00                         1,000             Raymond J. R. French and Alys G.C. French
6/09/00                         1,600             Raymond J. R. French and Alys G.C. French
6/12/00                         1,600             Raymond J. R. French and Alys G.C. French
6/13/00                         8,500             Raymond J. R. French and Alys G.C. French
7/05/00                        10,000             Raymond J. R. French and Alys G.C. French
7/10/00                         5,000             Raymond J. R. French and Alys G.C. French
7/11/00                           500             Raymond J. R. French and Alys G.C. French
7/12/00                         4,500             Raymond J. R. French and Alys G.C. French
8/03/00                        20,000             Raymond J. R. French and Alys G.C. French
4/04/01                           714             Raymond J. R. French and Alys G.C. French
4/05/01                           760             Raymond J. R. French and Alys G.C. French
4/06/01                           749             Raymond J. R. French and Alys G.C. French
4/09/01                           100             Raymond J. R. French and Alys G.C. French
4/10/01                         1,227             Raymond J. R. French and Alys G.C. French
4/11/01                           719             Raymond J. R. French and Alys G.C. French
4/12/01                         1,697             Raymond J. R. French and Alys G.C. French
9/06/00                        10,000             Kappa Alpha Ltd.
9/06/00                        10,000             Kappa Alpha Ltd.
9/06/00                        35,000             Kappa Alpha Ltd.
10/25/00                       15,000             Kappa Alpha Ltd.
12/15/00                        1,600             Kappa Alpha Ltd.
12/18/00                        1,000             Kappa Alpha Ltd.
12/21/00                        7,400             Kappa Alpha Ltd.
12/22/00                        5,000             Kappa Alpha Ltd.
3/02/01                        12,000             Kappa Alpha Ltd.
3/02/01                         3,000             Kappa Alpha Ltd.
3/05/01                         1,200             Kappa Alpha Ltd.
3/06/01                         1,000             Kappa Alpha Ltd.
3/07/01                         2,800             Kappa Alpha Ltd.
4/04/01                         1,924             Kappa Alpha Ltd.
4/05/01                         2,070             Kappa Alpha Ltd.
4/06/01                         2,111             Kappa Alpha Ltd.
4/09/01                           273             Kappa Alpha Ltd.
4/10/01                         3,349             Kappa Alpha Ltd.
4/11/01                         1,963             Kappa Alpha Ltd.
4/12/01                         4,634             Kappa Alpha Ltd.
4/04/01                        16,662             Hibernian Investment Managers Ltd.
4/05/01                        17,870             Hibernian Investment Managers Ltd.
4/06/01                        18,160             Hibernian Investment Managers Ltd.
4/09/01                         2,327             Hibernian Investment Managers Ltd.
4/10/01                        28,585             Hibernian Investment Managers Ltd.
4/11/01                        16,760             Hibernian Investment Managers Ltd.
4/12/01                        39,550             Hibernian Investment Managers Ltd.
7/05/00                        10,000             Sharwell Securities Trading Ltd.
7/10/00                         5,000             Sharwell Securities Trading Ltd.
7/11/00                           500             Sharwell Securities Trading Ltd.
7/12/00                        13,500             Sharwell Securities Trading Ltd.
7/12/00                         6,000             Sharwell Securities Trading Ltd.
7/12/00                        95,000             Sharwell Securities Trading Ltd.
7/13/00                         5,000             Sharwell Securities Trading Ltd.
7/14/00                        25,000             Sharwell Securities Trading Ltd.
8/03/00                         5,000             Sharwell Securities Trading Ltd.
8/03/00                        10,000             Sharwell Securities Trading Ltd.
8/04/00                         3,000             Sharwell Securities Trading Ltd.
8/07/00                        12,000             Sharwell Securities Trading Ltd.
9/12/00                         7,000             Sharwell Securities Trading Ltd.
-----------------------------------------
Total                         765,600

                                  FORM OF PROXY

THIS PROXY IS SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF SUBURBAN LODGES OF AMERICA, INC. BY RAYMOND A. D. FRENCH AND THE OTHER SOLICITING SHAREHOLDERS NAMED IN THE ACCOMPANYING PROXY STATEMENT FOR THE MAY 17, 2001 ANNUAL MEETING OF SHAREHOLDERS OF SUBURBAN LODGES OF AMERICA, INC.

        The undersigned holder of shares of common stock, par value $.01 per share (the "Common Stock"), of Suburban Lodges of America, Inc., a Delaware corporation (the "Company"), hereby appoints [INSERT NAMES], and each of them, as attorneys and proxies for the undersigned, with full powers of substitution and revocation, to represent the undersigned and to vote on behalf of the undersigned all shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 10:00 A.M on May 17, 2001 at the Cobb Galleria Centre, Room 119, Two Galleria Parkway N.W., Atlanta, Georgia, and any adjournments or postponements thereof (the "Annual Meeting"). The undersigned hereby acknowledges receipt of the Proxy Statement in opposition to the Board of Directors of the Company and hereby instructs said attorneys and proxies to vote said shares as indicated thereon. The proxies are authorized to vote in their discretion upon matters incident to the conduct of the Annual Meeting and matters which the soliciting shareholders identified in the accompanying Proxy Statement do not know, as of the date the Proxy Statement is mailed to shareholders, are to be presented at the Annual Meeting. A majority of the proxies present and acting at the Annual Meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.

IMPORTANT:

Please indicate your vote by an "X" in the appropriate box below. This proxy, if properly executed, will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES NAMED IN PROPOSAL 1 BELOW.

Please refer to the accompanying Proxy Statement for a discussion of the Proposal.

1.      ELECTION OF DIRECTORS

                FOR all nominees listed below _________
                (except as marked to the contrary below)

                WITHHOLD AUTHORITY
                to vote for all nominees listed below_______

                RAYMOND A. D. FRENCH
                PAUL R. COULSON

(Instruction: To withhold authority for any individual, write his or her name on the line below)

                _____________________________________

The soliciting shareholders named in the accompanying Proxy Statement recommend that you vote FOR the election of all nominees named in Proposal 1.

IMPORTANT:

Please sign exactly as your name appears hereon or on the proxy card previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. This proxy votes all shares held in all capacities.

                                            ------------------------------------
                                            (Date)

                                            ------------------------------------
                                            (Signature)

                                            ------------------------------------
                                            (Title)

                                            ------------------------------------
                                            (Signature, if held jointly)


                    PLEASE MARK, SIGN, DATE AND MAIL PROMPTLY